Exhibit 5.1

[LETTERHEAD OF CRAVATH, SWAINE &

MOORE LLP]

October 13, 2010

Cincinnati Bell Inc.

$500,000,000 Aggregate Principal Amount of

8  3/8% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as counsel for Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the public offering and sale by the Company of $500,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2020 (the “Notes”) to be issued under an indenture dated as of October 13, 2010 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto as guarantors (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-162211), filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2009, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on March 10, 2010 and by Post-Effective Amendment No. 2 thereto, filed with the Commission on October 7, 2010, for registration under the Securities Act of 1933 (the “Securities Act”) of an indeterminate amount of debt securities to be issued from time to time by the Company (the “Registration Statement”). As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee, (c) that the Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and (d) that the

Notes and the guarantees of the Notes by the Guarantors (the “Guarantees”) have been duly authorized and executed.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, (a) the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and (b) the Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject, in the case of each of clauses (a) and (b), to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Ohio or Virginia.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio 45202